EXHIBIT 99.1

NGP Capital Resources Company Announces Quarterly Dividend of $0.16 per Share and Portfolio Activity Update

Houston, June 12, 2013 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (NASDAQ: NGPC) (the "Company") today announced that its Board of Directors has declared a quarterly dividend to stockholders in the amount of $0.16 per common share.  The expected dividend payment date is July 8, 2013 to stockholders of record on June 28, 2013.

Management expects that the dividend will be paid out of ordinary income for tax purposes.  The Company determines the tax characteristics of its dividend distributions as of the end of the fiscal year, based on the taxable income for the full year and distributions paid during the year.  The tax characteristics for dividends paid in 2013 will be reported to each stockholder on Form 1099-DIV after the end of the year.  All dividend distributions in 2012 were paid from ordinary income.

The Company has an "opt out" dividend reinvestment plan, or "DRIP," for its stockholders.  Consequently, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP automatically have their dividends reinvested in shares of NGPC common stock, rather than receiving their dividends in cash.  A stockholder who has elected to receive dividends in cash may re-enroll in the DRIP at any time by notifying the plan administrator.

Stock Repurchase Activity

In May 2013, the Company repurchased a total of 520,889 shares of its common stock (2.5% of shares outstanding) in the open market at an average price of $6.49 per share, totaling $3.4 million, in accordance with the stock repurchase plan authorized by the Board of Directors in October 2011.   These repurchases were made at a 28% discount to the Company's March 31, 2013 net asset value.  Under the terms of the stock repurchase plan, the Company has remaining authorization to repurchase up to an additional $2.4 million of common stock.  Any future repurchases will be made in accordance with applicable securities laws and regulations that set certain restrictions on the method, timing, price and volume of stock repurchases.

Portfolio Activity

On May 24, 2013, the Company closed an $11.0 million Senior Secured Term Loan (the "Term Loan") to a subsidiary of Crossroads Energy Partners, LLC ("Crossroads"), a Houston-based oil and gas company, with initial funding of approximately $9.0 million.  Proceeds from the Crossroads Term Loan were used to acquire a 100% working interest in certain producing oil properties located in Central Louisiana and for the development of such properties.  The Crossroads Term Loan earns interest at an annual rate of 11.5% (LIBOR + 10.5%) and matures in May 2016.  As consideration for providing the Term Loan, the Company also received a 2% overriding royalty interest in the properties, and penny warrants to purchase up to 18% of the operating subsidiary.

The Company has an investment in Resaca Exploitation, Inc. ("Resaca") consisting of a $13.4 million Senior Unsecured Term Loan and 1.36 million shares of common stock, representing approximately 6.6% of Resaca's common stock outstanding.  On May 29, 2013, Resaca entered into an agreement to sell substantially all of its oil and gas properties to Legacy Reserves Operating LP ("Legacy"), a Midland, Texas-based oil and gas company, for $72 million in cash, subject to customary adjustments (the "Sale Agreement").  The Sale Agreement is subject to Resaca shareholder approval and other customary conditions, and Resaca has scheduled a special meeting of its shareholders for June 25, 2013, for the purpose of considering the Sale Agreement and the de-listing of Resaca's common stock from the Alternative Investment Market ("AIM") of the London Stock Exchange.  If the Sale Agreement is approved by Resaca's shareholders and the transactions contemplated thereby take place, the Company anticipates that it will receive total payments of approximately $16 million, subject to adjustment, including a rate of return "make whole" provision of approximately $2 million.

Credit Facility Extension

The Company has entered into an Amended and Restated Revolving Credit Agreement (the "Investment Facility"), maintaining the size of the Investment Facility at $72.0 million and extending the maturity by 21 months to May 23, 2016.  The Investment Facility bears interest, at the Company's option, at either (i) LIBOR plus 325 to 475 basis points, or (ii) the base rate plus 225 to 375 basis points, both based on the ratio of total debt to total asset value.  This is the same pricing grid as the Company's previous credit facility.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  We principally invest in private companies and from time to time, we may also invest in public companies.  We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments.  Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management ("NGP ECM").  Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception.

Forward-Looking Statements

This press release may contain forward-looking statements.  We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements.  These forward-looking statements are subject to various risks and uncertainties.  Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the  future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made.  We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing.  Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com.  Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT:

Please send investment proposals to:

NGP Capital Resources Company 713-752-0062

Steve Gardner (sgardner@ngpcrc.com),

Michael Brown (mbrown@ngpcrc.com),

Hans Hubbard (hhubbard@ngpcrc.com), or

Chris Ryals (cryals@ngpcrc.com).

CONTACT: L. Scott Biar (investor_relations@ngpcrc.com), 713.752.0062